Exhibit 4(i)

[ ]
MEMBERS Life Insurance Company [2000 Heritage Way, Waverly, Iowa 50677] Phone: [800.798.5500] [http://www.cunamutual.com]	SINGLE PREMIUM DEFERRED VARIABLE ANNUITY CONTRACT WITH INDEX-LINKED INTEREST OPTIONS

CONTRACT NUMBER: [123456789]

READ YOUR CONTRACT CAREFULLY. This is a legal contract between the Owner and MEMBERS Life Insurance Company, and hereafter will be referred to as the contract.

This contract is issued to the Owner in consideration of the application and the Purchase Payment. MEMBERS Life Insurance Company will pay the benefits of this contract, subject to its terms and conditions, which will never be less than the amount required by the state law in which the contract is delivered.

THE VALUES PROVIDED BY THIS CONTRACT ARE NOT GUARANTEED AS TO A FIXED DOLLAR AMOUNT.

THE CONTRACT VALUE ALLOCATED TO A RISK CONTROL ACCOUNT(S) IS VARIABLE AND IS BASED IN PART ON THE INVESTMENT EXPERIENCE OF EXTERNAL INDICES. IT MAY BE AFFECTED BY THOSE

EXTERNAL INDICES, AND AS A RESULT, MAY INCREASE OR DECREASE IN VALUE BASED ON THE INVESTMENT EXPERIENCE OF THE RISK CONTROL ACCOUNT(S), SUBJECT TO THE CREDITING STRATEGY. THE RISK CONTROL ACCOUNTS DO NOT DIRECTLY PARTICIPATE IN ANY STOCK OR EQUITY INVESTMENTS.

THE CONTRACT VALUE MAY BE SUBJECT TO AN INTEREST ADJUSTMENT AND AN EQUITY ADJUSTMENT. ANY ADJUSTMENT IS IN ADDITION TO ANY SCHEDULED SURRENDER CHARGE.

THE DEATH BENEFIT IS NOT SUBJECT TO A SURRENDER CHARGE.

The Purchase Payment is held in a non-unitized insulated Separate Account. Assets in the Separate Account are not chargeable with liabilities arising out of any other business that we conduct. General Account assets are also available to meet guarantees under this contract as well as our other general obligations.

Signed for MEMBERS Life Insurance Company on the Contract Issue Date.

President	Secretary

RIGHT TO EXAMINE THIS CONTRACT. If for any reason you decide not to keep this contract, you have [10] days from the date you receive it ([30] days if this is a replacement contract) to return it or notify us in writing that you do not want to keep it. You may return it to either our Administrative Office or to the agent who sold it to you. We will then consider it void from the beginning and pay you a refund within 7 days after receiving your written notice or the returned contract. The amount of the refund will be either the Contract Value, or the greater of Contract Value or Purchase Payment less withdrawals, as required by state law.

SINGLE PREMIUM DEFERRED VARIABLE ANNUITY CONTRACT WITH INDEX-LINKED INTEREST OPTIONS

Income Payments Starting on the Income Payout Date

Death Benefit Payable at Death Prior to the Income Payout Date

Non-Participating

2020-VAIL

CONTRACT GUIDE AND INDEX

DATA PAGE

DEFINITIONS	[3]

PARTIES TO THE CONTRACT	[5]

GENERAL INFORMATION	[6]

CHANGE OF OWNER, ANNUITANT AND BENEFICIARY	[7]

PURCHASE PAYMENT AND ALLOCATION OPTIONS	[7]

CONTRACT VALUE	[8]

SURRENDER VALUE AND WITHDRAWALS	[9]

DEATH BENEFIT OPTIONS	[10]

INCOME PAYMENTS, INCOME PAYOUT PERIODS AND INCOME PAYOUT OPTIONS	[11]

RIDERS, AMENDMENTS AND ENDORSEMENTS, IF ANY; AND A COPY OF ANY APPLICATION

2020-VAIL

DEFINITIONS

Accumulation Period. The period of time that begins on the Contract Issue Date stated on the Data Page and ends on the Income Payout Date or the date this contract is terminated if earlier.

Adjusted Index Return. The Index Return for the current Interest Term adjusted for the Crediting Strategy. See Contract Value section.

Administrative Office. MEMBERS Life Insurance Company, [2000 Heritage Way, Waverly, lowa 50677].

Allocation Option Maturity Date. The last day of an Allocation Option Period. A new Allocation Option Period will begin on the Allocation Option Maturity Date. The initial Allocation Option Maturity Date is shown on the Data Page.

Allocation Option Period. The period of time that begins on an Allocation Option Start Date and ends on an Allocation Option Maturity Date. The Allocation Option Period is used in calculating the Interest Adjustment and is shown on the Data Page. The Allocation Option Period is shown on the Data Page.

Allocation Option Start Date. The first day of an Allocation Option Period. The initial Allocation Option Start Date is shown on the Data Page.

Allocation Options. All available options under this contract for allocating your Purchase Payment and Contract Value. The initial Allocation Options are shown on the Data Page.

Annual Free Withdrawal Amount: The amount that can be withdrawn each Contract Year without incurring a Surrender Charge. See Surrender Value and Withdrawals section.

Authorized Request. A signed and dated request that is in Good Order. A request to transfer value, change a party to the contract, change the Income Payout Date, or request a partial withdrawal or full surrender of the contract must be signed by all Owners. An Authorized Request may also include a phone, fax or electronic request for specific transactions.

Business Day. Any day that the New York Stock Exchange is open for trading. All requests for transactions that are received at our Administrative Office in Good Order on any Business Day prior to market close, generally 4 P.M. Eastern Time, will be processed as of the end of that Business Day. Any transactions required as of a date that does not fall on a Business Day will be processed on the next Business Day.

Contract Anniversary. The same day and month as the Contract Issue Date for each year the contract remains in force.

Contract Issue Date. The day your contract is issued. This date will be used to determine Contract Years and Contract Anniversaries. The Contract Issue Date is shown on the Data Page.

Contract Value. The total value of your contract during the Accumulation Period. All values are calculated as of the end of a Business Day.

Contract Year. Any twelve-month period beginning on the Contract Issue Date or Contract Anniversary and ending one day before the next Contract Anniversary.

Crediting Base. The amount used to calculate the Risk Control Account Value. It is equal to the amount allocated to a Risk Control Account at the start of the Interest Term, reduced proportionally for any withdrawals.

Crediting Strategy. The method by which interest is calculated for an Allocation Option during the Interest Term. The Crediting Strategy for an Allocation Option is shown on the Data Page.

Declared Rate Account. An Allocation Option under the contract that is part of our Separate Account and is credited a declared rate of interest.

Death Benefit. The amount the Beneficiary is entitled to upon the death of an Owner who is a natural person or the death of an Annuitant if the Owner is a non-natural person. See Death Benefit Options section.

2020-VAIL

Equity Adjustment. An adjustment made to the Crediting Base to calculate the Contract Value for a Risk Control Account on any day other than the first and last Business Day of an Interest Term. See Contract Value section.

General Account. All the Company’s assets other than the assets in the Separate Account and all other insulated separate accounts maintained by the Company.

Good Order. Receipt in our Administrative Office of all information, documents, instructions and/or payment we require to process requests or transactions for the contract. To be in Good Order, instructions must be sufficiently clear so that we do not need to exercise any discretion to follow such instructions.

Income Payout Date. The date the first income payment is paid from the contract to the Owner. The anticipated Income Payout Date is shown on the Data Page. See Income Payments, Income Payout Periods, and Income Payout Options section.

Index, Indices. The applicable Index for each Risk Control Account Allocation Option available on the Contract Issue Date is shown on the Data Page.

Indexed Interest Buffer. The maximum loss for an Interest Term that will not result in a negative Adjusted Index Return. The Indexed Interest Buffer for a Risk Control Account with this Crediting Strategy is shown on the Data Page.

Indexed Interest Cap. The maximum gain for an Interest Term for determining the Adjusted Index Return. The Initial Indexed Interest Cap for a Risk Control Account Value with this Crediting Strategy is shown on the Data Page.

Indexed Interest Floor. The maximum loss for an Interest Term for determining the Adjusted Index Return. The available Indexed Interest Floors for a Risk Control Account with this Crediting Strategy are shown on the Data Page.

Indexed Interest Participation Rate. The percentage applied to an Index Return that is greater than zero for the Interest Term to determine the Adjusted Index Return. The Initial Indexed Interest Participation Rate for a Risk Control Account with this Crediting Strategy is shown on the Data Page.

Index Return. The percentage change in the Index from the beginning of the Interest Term to the end of the Interest Term. See Contract Value section.

Index Value. The value for the associated Index as of the end of a Business Day.

Interest Adjustment. The amount of an adjustment (increase or decrease) that may be applied to a partial withdrawal, a full surrender of the contract, the Death Benefit, or the Contract Value applied to an income payout option. The Interest Adjustment calculation is shown in the Contract Value section.

Interest Adjustment Indices. The Indices used to determine the interest rates used to calculate the Interest Adjustment. They are shown on the Data Page.

Interest Rate. The effective annual rate credited to the Declared Rate Account. The Initial Minimum Interest Rate is shown on the Data Page. We may declare a new Interest Rate for each subsequent Interest Term and will notify you of the new Interest Rate at least two weeks in advance of the start of an Interest Term. The Interest Rate will never be less than the Minimum Interest Rate shown on the Data Page.

Interest Term. The period for which interest is calculated for an Allocation Option. The Interest Term may vary by Allocation Option. Interest Terms will start and end on a Contract Anniversary, unless such term has a duration of less than one Contract Year. Interest Terms for the available Allocation Options are shown on the Data Page.

IRC. The Internal Revenue Code of 1986, as amended.

Payout Period. The period of time that begins on the Income Payout Date; and continues until we make the last payment as provided by the income payout option chosen.

2020-VAIL

Proof Of Death. May consist of a certified copy of the death record, a certified copy of a court decree reciting a finding of death or other similar proof.

Purchase Payment. The amount paid to us, by or on behalf of an Owner, that is used to establish the annuity on the Contract Issue Date. We do not allow any additional Purchase Payments under the contract after the initial Purchase Payment.

Required Minimum Distributions. The required minimum distribution (RMD) defined by section 401(a)(9) of the  IRC for this contract and as determined by us. RMDs only apply to tax-qualified contracts.

Risk Control Account. An Allocation Option to which we credit interest based in part on the performance of a reference Index, subject to the Crediting Strategy.

Risk Control Account Value. The value of the contract in a Risk Control Account. See Contract Value section.

Separate Account. A non-registered Separate Account in which we hold reserves for our guarantees under the contract. The assets in the Separate Account shall not be chargeable with liabilities arising out of any other business that we conduct. Our General Account assets are also available to meet the guarantees under the contract and our other general obligations. We have the right to transfer to our General Account any assets of the Separate Account that are in excess of required reserves and other liabilities under the contract. The income, gains and losses, realized or unrealized, from the assets allocated to the Separate Account, will be credited to or charged against the Separate Account, without regard to our other income, gains, or losses.

Spouse. The person to whom you are legally married. The term Spouse includes the person with whom you have entered into a legally sanctioned marriage that grants you the rights, responsibilities, and obligations married couples have in accordance with applicable state laws. Individuals who do not meet the definition of Spouse may have adverse tax consequences when exercising provisions under this contract and any attached endorsements or riders. Additionally, individuals in other arrangements that are not recognized as marriage under the relevant state law will not be treated as married or as Spouses as defined in this contract for federal tax purposes. Consult with a tax advisor for more information on this subject and before exercising benefits under the contract and any attached endorsements or riders.

Surrender Charge. The charge associated with surrendering either some or all of the Contract Value. The Surrender Charge schedule is stated on the Data Page and is expressed as a percentage of the Contract Value withdrawn.

Surrender Value. The amount you are entitled to receive if you elect to surrender this contract during the Accumulation Period. See Surrender Value and Withdrawals section.

Valuation Period. The period beginning at the close of one Business Day and continuing to the close of the next succeeding Business Day.

PARTIES TO THE CONTRACT

Company. MEMBERS Life Insurance Company. Also referred to as “we”, “our” and “us”.

Owner (Joint Owner). The person(s) or entity who own(s) this contract and has (have) all rights under this contract. Unless owned by a non-natural person, the Owner is also the person(s) whose death determines the Death Benefit. Joint Owners are not allowed on qualified contracts or contracts owned by a non-natural person. The maximum number of Owners is two. The consent of both Joint Owners is needed to complete an Authorized Request. The Owner is also referred to as “you” or “your”.

Annuitant (Joint Annuitant). The person(s) whose life (or lives) determines the income payment amount payable under the contract. If the Owner is a non-natural person, the Annuitant(s) is also the person(s) whose death determines the Death Benefit.

2020-VAIL

Beneficiary. The person(s) or entity named by the Owner to receive proceeds payable upon the death of the first Owner or the first Annuitant if the Owner is a non-natural person. Prior to the Income Payout Date, if no Beneficiary survives the Owner, the proceeds will be paid to the Owner’s estate. If there are Joint Owners and we are unable to determine that one of the Joint Owners predeceased the other, it will be assumed that the Joint Owners died simultaneously. In this instance the Death Benefit will be divided equally among the Joint Owners’ estates. If there is more than one Beneficiary, each Beneficiary will receive an equal share unless otherwise specified by the Owner. If Joint Owners have been designated, the surviving Joint Owner will be treated as the sole primary Beneficiary and any other designated Beneficiary will be treated as a contingent Beneficiary.

Irrevocable Beneficiary. A Beneficiary who must consent to being changed or removed as a Beneficiary.

GENERAL INFORMATION

Entire Contract. The contract form, Data Page, any attached riders and/or endorsements, and any application attached will form the entire contract between you and us.

Incontestability. This contract is incontestable from its Contract Issue Date. The statements contained in the application (in the absence of fraud) are considered representations and not warranties.

Misstatement of Age or Gender. If an Annuitant’s date of birth has been misstated, we will adjust the anticipated Income Payout Date and the income payments under this contract to be equal to the payout amount the Contract Value would have purchased based on the Annuitant’s correct date of birth. If an Annuitant’s gender has been misstated and the Life Income Rate Type is based on gender (see the Data Page), we will adjust the income payments under this contract to be equal to the payout amount the Contract Value would have purchased based on the Annuitant’s correct gender. Any underpayment will be added to the next payment. Any overpayment will be subtracted from future payments. No interest will be credited or charged to any underpayment or overpayment adjustments.

Proof of Survival. If any payment required by this contract depends on a living Annuitant, Owner, or Beneficiary, we may require satisfactory proof of that person's survival prior to making such payment.

Annual Reports. We will send you a report, without charge, at least annually which provides information about your contract required by any applicable law. You may request additional reports without charge at any time. The reports provided will provide current information as of a date not more than four months prior to the date of mailing.

The report will include at least the following information:

a)	The beginning and end dates for the current report period;

b)	The Contract Value at the beginning and end of the current report period;

c)	The amounts that have been credited and debited to your Contract Value during the current report period, identified by the type of activity the amount represents;

d)	The Death Benefit at the end of the current report period; and
e)	The Surrender Value at the end of the current report period.

Deferral of Payment. Subject to obtaining prior approval in writing by the state insurance commissioner, we may defer payment of your Authorized Request for a partial withdrawal or full surrender for a period not exceeding six months. We will credit interest on deferred amounts as required by state law. The Company will not defer payment of Death Benefits.

Applicable Law. The provisions of this contract conform with the minimum requirements of the state in which the contract is delivered (“state of issue”). The laws of the state of issue control over any conflicting laws of any other state in which the Owner may live on or after the Contract Issue Date. The Contract is intended to be treated as an annuity contract under federal and state tax laws. The Company will amend this contract as required to maintain compliance with applicable insurance and tax laws.

2020-VAIL

CHANGE OF OWNER, ANNUITANT AND BENEFICIARY

Change of Owner. The Owner may request to change ownership at any time after the Contract Issue Date by Authorized Request. Unless otherwise specified by the Owner, such change will take effect as of the date the Authorized Request was signed. We are not liable for any payment we make or action we take before we receive the Authorized Request. A change of Owner request may be refused in a non-discriminatory manner in order to comply with any applicable laws or regulations in effect at the time of the request.

Change of Annuitant. If the Owner is a natural person, the Annuitant can be changed at any time before the Income Payout Date by Authorized Request. A request to change the Annuitant must be received by us at least 30 days before the Income Payout Date. Unless otherwise specified by the Owner, such change will take effect as of the date the Authorized Request was signed. We are not liable for any payment we make or action we take before we receive the Authorized Request. If the Annuitant is changed, the anticipated Income Payout Date will not change. The Annuitant cannot be changed on or after the Income Payout Date for any reason. If the Owner is a non-natural person, the Annuitant cannot be changed.

Change of Beneficiary. The Beneficiary can be changed by Authorized Request but requires the consent of any Irrevocable Beneficiary. Unless otherwise specified by the Owner, such change will take effect as of the date the Authorized Request was signed. We are not liable for any payment we make or action we take before we receive the Authorized Request.

Assignment. Assignment of your contract is not allowed.

PURCHASE PAYMENT AND ALLOCATION OPTIONS

Purchase Payment Allocation. On the Contract Issue Date, your Purchase Payment will be allocated to the Allocation Options based on the instructions specified on your application. Your allocation instructions on the Contract Issue Date are shown on the Data Page.

Transfers. An Allocation Option is available on the Contract Issue Date and thereafter at the end of the Interest Term until the length of time before the Payout Date is less than the duration of the Interest Term. For example, an Interest Term of one year is available on the Contract Issue Date and every Contract Anniversary thereafter; whereas an Interest Term of six years is available on the Contract Issue Date and every 6th Contract Anniversary thereafter unless there is less than six years until the Payout Date.

At the end of the Interest Term for an Allocation Option, you may elect to transfer the value to any available Allocation Option or a different Indexed Interest Floor as of the start of the next Interest Term via transfer instructions by Authorized Request. Only one Indexed Interest Floor for a given Allocation Option can be elected at any given time.

New transfer instructions by Authorized Request will supersede any prior transfer instructions for a given Allocation Option. If we do not receive transfer instructions by Authorized Request at least one Business Day prior to the end of the current Interest Term, we will apply the value of the Allocation Option to a new Interest Term of the same Allocation Option with the same Indexed Interest Floor, if applicable. If the same Allocation Option is not available, we will apply the value to the Declared Rate Account with the shortest Interest Term.

Changes to Crediting Strategy Components. We may declare a new Indexed Interest Cap and Indexed Interest Participation Rate for each subsequent Interest Term and will notify you of the new Indexed Interest Cap and Indexed Interest Participation Rate at least two weeks in advance of the start of an Interest Term. The Indexed Interest Cap and Indexed Interest Participation Rate will never be less than the minimum rates shown on the Data Page. The Indexed Interest Floors and Indexed Interest Buffer for an Allocation Option will not change during the life of your Contract unless the Allocation Option is discontinued.

Addition or Discontinuation of an Allocation Option. We may offer additional Allocation Options, which include offering an additional Index, Crediting Strategy, or Interest Term. We may also discontinue an Allocation Option, effective as of the end of an Interest Term. We will notify you of the addition or discontinuation of an Allocation Option. Such a change will be subject to any applicable regulatory approval that may be required. Any change we make will be on a non-discriminatory basis.

2020-VAIL

Discontinuation or Substantial Change to an Index. If publication of the Index associated with a given Risk Control Account is discontinued or the calculation of the Index is materially changed during an Interest Term, we will substitute a suitable Index that will be used for the remainder of the Interest Term and notify you of the change in advance. Such a change will be subject to any applicable regulatory approval that may be required. Any change we make will be on a non-discriminatory basis.

Notification will be in your annual report unless timing of any such change would cause us to send a separate notification prior to your Contract Anniversary.

CONTRACT VALUE

Contract Value during the Accumulation Period. Your Contract Value on your Contract Issue Date is equal to the Purchase Payment. On any other day during the Accumulation Period, the Contract Value is equal to the account value in all Allocation Options. The calculation of account value varies by Allocation Option.

Declared Rate Account Value. The Declared Rate Account Value is equal to:

a)	The amount applied to the Declared Rate Account at the start of the current Interest Term; minus
b)	Any withdrawals (including any Surrender Charge and Interest Adjustment); plus
c)	The interest earned.

The Equity Adjustment does not apply to Contract Value in the Declared Rate Account.

Risk Control Account Value. The Risk Control Account Value is calculated separately for each Risk Control Account and varies based on the Business Day it is calculated:

•	On the first Business Day of an Interest Term, the Risk Control Account Value is equal to the Crediting Base.

•	On the last Business Day of an Interest Term, the Risk Control Account Value is equal to the Crediting Base multiplied by the sum of one plus the Adjusted Index Return.

•	On every other Business Day, the Risk Control Account Value is equal to the Crediting Base plus the Equity Adjustment.

Crediting Base. The Crediting Base is equal to the amount allocated to a Risk Control Account at the start of the Interest Term, reduced proportionally for any withdrawals.

A withdrawal will proportionally reduce the Crediting Base by the ratio of the withdrawal to the Risk Control Account Value immediately prior to the withdrawal. Withdrawals include any applicable Surrender Charge and Interest Adjustment.

Index Return and Adjusted Index Return. The Index Return and Adjusted Index Return are calculated to determine the interest credited to a Risk Control Account. The Index Return and Adjusted Index Return are calculated separately for each Risk Control Account.

The Index Return is the percentage change in the Index from the beginning of the Interest Term to the end of the Interest Term. The Index Return is calculated using the following formula:

Index Return = A / B – 1, where:

A = Index Value on the last day of the Interest Term

B = Index Value on the first day of the Interest Term

If the first or last day of the Interest Term does not fall on a Business Day, the Index Value for the next Business Day will be used.

The Adjusted Index Return is the Index Return for the current Interest Term adjusted for the Crediting Strategy. The calculation of the Adjusted Index Return varies based on the Crediting Strategy and is shown on the Data Page.

2020-VAIL

Equity Adjustment. The Equity Adjustment is calculated at the end of each Business Day except the first and last day of an Interest Term. The Equity Adjustment may change each Business Day and the change may be positive or negative.

The Equity Adjustment reflects the change in value of derivative instruments that hedge market risks associated with the Risk Control Accounts. The value is determined using an option pricing formula. It is calculated separately for each Risk Control Account and varies based on the Crediting Strategy. The Equity Adjustment calculation is on file with the insurance supervisory official in the jurisdiction in which this contract is issued.

Interest Adjustment. The Interest Adjustment reflects the change in value of the investments that support the guarantees under this contract upon withdrawal during the Allocation Option Period. A withdrawal, including a partial withdrawal, a full surrender of the contract, the Death Benefit, or the Contract Value applied to an income payout option, may be adjusted (increased or decreased) for the Interest Adjustment. The Interest Adjustment is calculated separately for each Allocation Option.

On any given Business Day, the Interest Adjustment is calculated by multiplying the amount withdrawn by the sum of the Interest Adjustment factor (IAF) minus one (i.e. IAF – 1), where IAF is equal to the following formula:

IAF = ((1 + I + K)/(1 + J + L))^N, where:

I = The applicable rate for Interest Adjustment Index 1 as of the Allocation Option Start Date for a maturity consistent with the Allocation Option Period.

J = The applicable rate for Interest Adjustment Index 1 as of the date of withdrawal for a maturity consistent with the remaining number of years (whole and partial) in the Allocation Option Period.

K = The applicable rate for Interest Adjustment Index 2 as of the Allocation Option Start Date.

L = The applicable rate for Interest Adjustment Index 2 as of the date of withdrawal.

N = The number of years (whole and partial) from the date of withdrawal until the Allocation Option Maturity Date.

If there is no corresponding length of the Interest Adjustment Index 1, then the linear interpolation of the Index with maturities closest to N will be used to determine I and J.

There is no Interest Adjustment on the Allocation Option Maturity Date.

The Interest Adjustment Indices are shown on the Data Page. If an Interest Adjustment Index is discontinued, or if the publication of any component of an Interest Adjustment Index is discontinued, or if the calculation of an Interest Adjustment Index is changed substantially, we may substitute for the discontinued or substantially changed Index subject to any applicable regulatory approval that may be required. Before a substitute Index is used, we will notify you of the substitution. Any change we make will be on a non-discriminatory basis.

SURRENDER VALUE AND WITHDRAWALS

Partial Withdrawals. You may make partial withdrawals during the Accumulation Period by Authorized Request. The partial withdrawal will be processed the Business Day it is received. Unless you instruct us otherwise, withdrawals will be taken proportionally from the Contract Value in each Allocation Option. Any applicable Surrender Charge, Equity Adjustment, and Interest Adjustment will affect the amount available for a withdrawal.

If a partial withdrawal would cause the Surrender Value to be less than the minimum Surrender Value remaining after any partial withdrawal amount shown on the Data Page, we will treat your request as a full surrender.

Annual Free Withdrawal Amount. The Annual Free Withdrawal Amount is the amount that can be withdrawn without incurring a Surrender Charge in a Contract Year. The Annual Free Withdrawal Amount in the first Contract Year is 10% of the Purchase Payment less any withdrawal taken in that Contract Year. The Annual Free Withdrawal Amount in subsequent Contract Years is equal to 10% of the Contract Value as of the last Contract Anniversary less any withdrawals taken in the current Contract Year. Any unused Annual Free Withdrawal Amount will not carry over to the next Contract Year.

Surrender Value. You have the right to surrender this contract at any time during the Accumulation Period or on the Payout Date by Authorized Request. If you surrender this contract, you will be paid the Surrender Value, as of the Business Day we received your Authorized Request. We may require that the contract be returned to our Administrative Office prior to making payment of the Surrender Value.

2020-VAIL

The Surrender Value is equal to:

a)	Your Contract Value at the end of the Valuation Period in which we receive your Authorized Request, including any applicable Equity Adjustment; minus
b)	Any applicable Surrender Charge; adjusted for
c)	Any applicable Interest Adjustment.

Upon payment of the Surrender Value, this contract is terminated, and we have no further obligation under this contract.

Amounts Not Subject to Surrender Charge. A Surrender Charge will not be incurred in the following situations:

•	The Annual Free Withdrawal Amount;

•	Required Minimum Distributions that are withdrawn under an automatic withdrawal program provided by us;

•	Death Benefit proceeds;

•	Withdrawals on an Allocation Option Maturity Date;

•	Amounts withdrawn after the Surrender Charge period; and

•	Amounts applied to an income payout option.

An Authorized Request to withdraw on an Allocation Option Maturity Date must be received at least one Business Day prior to the Allocation Option Maturity Date.

DEATH BENEFIT OPTIONS

Notwithstanding any provision to this contract to the contrary, any benefits required to be paid under this contract will be paid in a manner that satisfies the requirements of section 72(s) of the IRC.

Death of Owner During Accumulation Period. If an Owner who is a natural person dies during the Accumulation Period, the Beneficiary is entitled to the Death Benefit. If there is a Joint Owner, the Death Benefit will be available when the first Joint Owner dies. If there is a surviving Owner, the surviving Joint Owner will be treated as the sole primary Beneficiary. Any other Beneficiary will be treated as a contingent Beneficiary.

The following Death Benefit options are available:

Option A: If the sole primary Beneficiary is the surviving Spouse of the deceased Owner, the surviving Spouse may elect to continue the contract as the new Owner. This benefit may only be exercised one time. An individual who does not meet the definition of Spouse may not be able to continue the contract for that person’s lifetime. That individual must receive the proceeds of the contract and any attached endorsements or riders within the time period specified in section 72(s) of the IRC.

Option B: If the Beneficiary is a natural person, the Death Benefit proceeds will be applied in accordance with section 72(s) of the IRC under one of the income payout options. The income payments must be made for the Beneficiary’s life or a period not extending beyond the Beneficiary’s life expectancy. Payments must commence within one year of the date of the Owner’s death.

Option C: A Beneficiary may receive the Death Benefit proceeds in a single lump sum at any time within five years after the date of the Owner’s death.

Unless Option A is elected, or payments under Option B commence within one year of the date of the Owner’s Death, the entire interest in the contract will be paid under Option C.

Death of Annuitant During Accumulation Period. If an Annuitant who is not an Owner dies during the Accumulation Period and the Owner is a natural person, the following will occur:

a)	If there is a surviving Joint Annuitant, the surviving Joint Annuitant will become the Annuitant.
b)	If there is no Joint Annuitant, the Owner(s) will become the Annuitant(s).

2020-VAIL

When the Owner is a non-natural person, and an Annuitant dies during the Accumulation Period the following will occur:

a)	The death of any Annuitant will be treated as the death of the Owner and Death Benefit proceeds must be distributed in accordance with the Death Benefit Options B or C.

b)	Unless payments under Option B commence within one year of the date of the Owner’s death, the entire interest in the contract will be paid in accordance with Option C.

Payment of Death Benefit Proceeds. The Death Benefit proceeds are payable upon our receipt of Proof Of Death (Owner’s death or Annuitant’s death if the Owner is a non-natural person), and proof of each Beneficiary’s interest, which includes the required documentation and proper instructions from each Beneficiary. So far as permitted by law, the Death Benefit proceeds will not be subject to any claim of the Beneficiary's creditors. The contract is terminated upon payment of the Death Benefit proceeds.

Death Benefit Proceeds Amount. The amount that will be paid as Death Benefit proceeds during the Accumulation Period is equal to the greater of:

a)	The current Contract Value on the date Death Benefit proceeds are payable, including any applicable Equity Adjustment and Interest Adjustment; or

b)	The Purchase Payment adjusted for withdrawals.

Withdrawals will proportionally reduce the Purchase Payment by the ratio of the withdrawal to the Contract Value immediately prior to the withdrawal. Withdrawals include deductions for any applicable Surrender Charge and Interest Adjustment.

If an Owner is added or changed, except in the case of spousal continuation, the amount that will be paid upon the death of the new Owner is equal to the Contract Value on the date Death Benefit proceeds are payable, including any applicable Equity Adjustment and Interest Adjustment. There is no impact on the Death Benefit if an Owner is removed.

The Death Benefit amount will not be less than the amount required by state law in which the contract was delivered. The Death Benefit proceeds include any interest paid on the Death Benefit proceeds as required by state law. Interest, if any, will be calculated at the rate and for the time period required by state law. A Surrender Charge will not apply to Death Benefit proceeds.

Spousal Continuation. If the sole primary Beneficiary is the surviving Spouse of the deceased Owner, the surviving Spouse may elect to continue the contract at the current Contract Value. In this event, the surviving Spouse will assume ownership of the contract. This benefit may only be exercised one time.

Death of Owner After the Income Payout Date. If an Owner dies on or after the Income Payout Date, the Beneficiary will receive any remaining income payments.

Death of Annuitant After the Income Payout Date. If all Annuitants die before all of the guaranteed income payments have been made, remaining guaranteed income payments will be treated as the Death Benefit and will be distributed in one of the following two ways:

a)	Income payments will be continued during the remainder of the guaranteed period certain to the Owner; or
b)	The present value of the remaining income payments computed at the interest rate used to create the income payout option in effect will be paid to the Owner.

If all Annuitants die and there are no remaining guaranteed income payments, the contract is terminated, and we have no further obligation under the contract.

INCOME PAYMENTS, INCOME PAYOUT PERIODS AND INCOME PAYOUT OPTIONS

Income Payments. A series of payments made by us during an income payout period, based on the income payout option you select. For life options, income payments are based on the Annuitant’s gender and adjusted age.

For installment options, income payments are based on the selected duration of payments. The first income payment will be paid as of the Income Payout Date.

2020-VAIL

Income Payments Frequency. You may choose to receive income payments monthly, quarterly, semi-annually or annually for installment options. If you choose a life income payout option, your payments will be received monthly.

Minimum Income Payment Amount. If the Contract Value is less than $2,500, we may make a lump sum payment equal to the Contract Value in lieu of income payments. For installment options, if the amount of the income payment would be less than $20, we may reduce the frequency of payments to an interval which will result in the payment being at least $20, but with a frequency of no less than annually.

Income Payout Period. The period of time that:

a)	Begins on the Income Payout Date; and

b)	Continues until we make the last payment as provided by the income payout option chosen.

On the first day of this period, the Contract Value, including any applicable Equity Adjustment and Interest Adjustment, will be applied to the income payout option selected. If an income payout option is not selected, the default income payout options will be as follows unless otherwise required under the Internal Revenue Code:

a)	Life Income Option with a 10-year guaranteed period certain for contracts with one Annuitant; and
b)	Joint & Survivor Life Income Option with a 10-year guaranteed period certain for contracts with two Annuitants.

The Annuitant and Owner cannot be changed after the Income Payout Date for any reason. Surrender Charges, Interest Adjustments, and Equity Adjustments do not apply to income payments during the income payout period.

Income Payout Date. The anticipated Income Payout Date is the first Contract Anniversary after the oldest Annuitant’s 95th birthday. Even if the Annuitant is changed, the Income Payout Date will not change unless you request a different date by Authorized Request. Requests for changing the Income Payout Date must meet the criteria below:

a)	The request is made while the Owner is living;

b)	The request is received at our Administrative Office at least 30 days before the anticipated Income Payout Date;

c)	The requested Income Payout Date is at least two years after the Contract Issue Date; and

d)	The requested Income Payout Date is no later than the anticipated Income Payout Date.

Income Payout Options. There are different ways to receive income payments. We call these income payout options. Three income payout options are described below. The income payout options described may not be available in all states at all times. Other income payout options may be available with our consent.

The income option tables for the income payout options are shown on the Data Page. The amount of each income payment is guaranteed by us. Higher current rates may be applicable on the Income Payout Date. You may contact us at our Administrative Office for a quote of the current rates. The amount of any income payment at the time it starts will never be less than that which would have been provided by applying the Surrender Value to purchase a single premium immediate annuity at the purchase rates then offered by us to the same class of Annuitants.

Option 1 – Installment Option. You can elect to receive payments for any number of years between 10 and 30. The income payments are guaranteed for the chosen number of years.

Option 2 – Life Income Option – Guaranteed Period Certain. We will pay monthly income payments for as long as the Annuitant lives and at least for as long as the guaranteed period certain chosen.

The guaranteed period certain choices are:

a)	0 years (life income only);
b)	5 years;
c)	10 years;
d)	15 years; or
e)	20 years.

Option 3 – Joint and Survivor Life Income Option – 10-Year Guaranteed Period Certain. We will pay monthly income payments for as long as either of the Annuitants is living and at least for 10 years.

Income payment(s) will be made to the Beneficiary if there is no surviving Owner. If there is no surviving Owner or Beneficiary, income payment(s) will be made to the Owner’s estate.

2020-VAIL

SINGLE PREMIUM DEFERRED VARIABLE ANNUITY CONTRACT WITH INDEX-LINKED INTEREST OPTIONS

Income Payments Starting on the Income Payout Date

Death Benefit Payable at Death Prior to the Income Payout Date

Non-Participating

MEMBERS Life Insurance Company

[2000 Heritage Way, Waverly, Iowa 50677]

[Phone: 800.798.5500]

2020-VAIL